Exhibit 99.1

SoundThinking, Inc. Reports Second Quarter 2023 Financial Results

Company Reaffirms FY 2023 Revenue Guidance to a Range of $92 Million to $94 Million, Representing 15% Year-Over-Year Growth at the Midpoint and Reduces FY 2023 Adjusted EBITDA Margin Guidance to a Range of 16 to 18%

Company Expects to Go Live with Approximately 140 Miles in FY 2023, Up 37% Compared to FY 2022

FREMONT, CA – August 8, 2023 – SoundThinking, Inc. (Nasdaq: SSTI) (formerly ShotSpotter, Inc.), a leading public safety technology company that combines data-driven solutions and strategic advisory services for law enforcement and civic leadership, today reported financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Financial and Operational Highlights

•
Revenues were $22.1 million, compared to $20.0 million for the same quarter of 2022.
•
Gross profit was $12.7 million (57% of revenues), compared to $11.6 million (58% of revenues) for the same quarter of 2022.
•
GAAP net loss totaled $2.7 million, compared to GAAP net income of $3.0 million for the same quarter of 2022.
•
Adjusted EBITDA1 was $2.4 million (11% of revenues), compared to $4.1 million (20% of revenues) for the same quarter of 2022.
•
Went “live” with ShotSpotter (formerly ShotSpotter Respond) in seven new cities and one university customer and expanded with seven current customer cities and one current university customer.
•
Repurchased 100,401 shares at a cost of $2.4 million during the quarter.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income (loss).

Financial Outlook

The company reaffirms its full year 2023 revenue guidance range of $92 million to $94 million, representing approximately 15% year-over-year growth at the midpoint compared to 2022. Management reduces its expectation for Adjusted EBITDA to be approximately 16% to 18% of forecasted revenue in 2023.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below. The company has not reconciled its Adjusted EBITDA outlook to GAAP net (loss) income due to the uncertainty and variability of interest income, income taxes, depreciation and amortization, stock-based compensation expenses and acquisition related expenses, which are reconciling items between Adjusted EBITDA and GAAP net (loss) income. Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net (loss) income. For more information, see “Non-GAAP Financial Measures” below.

Management Commentary

“The second quarter marked a strong consecutive period for SoundThinking, highlighted by record quarterly revenue of $22.1 million along with another quarter of positive Adjusted EBITDA,” said President and CEO Ralph Clark. “During the second quarter, we went 'live' with eight new customers, expanded with eight customers, and added two new CaseBuilder™ contracts, putting us on track to go live with approximately 140 total miles in 2023.

"Our corporate rebrand to SoundThinking has reinforced our solutions-based holistic approach towards public safety, coupling community and law enforcement agencies with our expanding SafetySmart™ platform. The recent enhancements we introduced to CrimeTracer™ (formerly COPLINK X), our advanced analytics-fueled law enforcement search engine, has streamlined our customers’ workflows, enabling greater efficiency and seamless data integration across our platform. We continue to build a strong pipeline for each investigative solution and are encouraged by the demand we are seeing across our target growth markets. An increased emphasis on digital transformation has permeated the public sector, and the continued willingness of officials and community leaders to allocate assets to public safety initiatives works in our favor.

“Our team remains hyper-focused on taking advantage of cross-selling opportunities and finding greater points of efficiency and development avenues within our existing ecosystem of technology. We believe our recent recognition as a ‘Top 100 Fastest-Growing Company’ in a competitive market like the Greater Bay Area is indicative of the growing demand for transformative public safety solutions, and our company’s dedication to meeting that demand. Overall, we are confident in our ability to drive profitable growth by capitalizing on the increasing demand for our SafetySmart Platform that assists law enforcement to be more efficient, effective, and equitable in driving positive public safety outcomes.”

Second Quarter 2023 Financial Results

Revenues for the second quarter of 2023 were $22.1 million, compared to $20.0 million for the same quarter of 2022. The increase in revenues was primarily due to new and expanding customer subscriptions.

Gross profit for the second quarter of 2023 was $12.7 million (57% of revenues), compared to $11.6 million (58% of revenues) for the same period in 2022.

Total operating expenses for the second quarter of 2023 were $15.0 million, compared to $8.4 million for the same period in 2022. Operating expenses increased primarily due to increased personnel-related costs and legal expenses as we continue to grow our business and some non-recurring items, including approximately $0.5 million related to a company-wide all-hands meeting associated with our rebranding launch, over $0.8 million in accelerated intangible amortization, and a $0.2 million write-off related to unpaid invoices for Puerto Rico. Operating expenses for the second quarter of both 2023 and 2022 were offset by contingent consideration reductions of $1.0 million and $3.4 million, respectively, related to the potential earnout payments related to the Forensic Logic acquisition.

Net loss for the second quarter of 2023 totaled $2.7 million or $(0.22) per basic and diluted share (based on 12.2 million basic and diluted weighted-average shares outstanding), compared to net income of $3.0 million, or $0.25 per basic and $0.24 per diluted share (based on 12.1 million basic and 12.3 million diluted weighted-average shares outstanding), for the same period in 2022.

Adjusted EBITDA for the second quarter of 2023 totaled $2.4 million, compared to $4.1 million in the same period last year.

At quarter-end, the company had $3.9 million in cash and cash equivalents, $27.6 million in accounts receivable and contract asset, net, no debt, and approximately $25.0 million available on its line of credit.

Conference Call

SoundThinking will hold a conference call today August 8, 2023 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

SoundThinking management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-888-886-7786

International dial-in: 1-416-764-8658

Conference ID: 91300311

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay via the investor relations section of the company’s website at www.soundthinking.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through September 8, 2023.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 91300311

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

SoundThinking believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, SoundThinking adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by SoundThinking to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

The following table presents a reconciliation of adjusted net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(2,697)	$3,010	$(4,487)	$3,397
Less:
Acquisition-related expenses	175	—	175	101
Change in fair value of contingent consideration	(999)	(3,437)	(1,005)	(3,437)
Adjusted net income (loss)	$(3,521)	$(427)	$(5,317)	$61
Adjusted net income (loss) per share, basic	$(0.28)	$(0.04)	$(0.43)	$(0.01)
Adjusted net income (loss) per share, diluted	$(0.28)	$(0.04)	$(0.43)	$0.00
Weighted average shares used in computing adjusted net income (loss) per share, basic	12,224,501	12,145,993	12,238,432	12,151,450
Weighted average shares used in computing adjusted net income (loss) per share, diluted	12,224,501	12,145,993	12,238,432	12,304,767

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
GAAP net income (loss)	$(2,697)	$3,010	$(4,487)	$3,397
Less:
Interest income	(52)	(7)	(106)	(15)
Income taxes	344	—	344	—
Depreciation and amortization	3,147	2,356	5,651	4,538
Stock-based compensation expense	2,479	2,133	4,699	3,988
Change in fair value of contingent consideration	(999)	(3,437)	(1,005)	(3,437)
Acquisition-related expenses	175	—	175	101
Adjusted EBITDA	$2,397	$4,055	$5,271	$8,572

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding the company’s expectations for its estimated revenue and Adjusted EBITDA for 2023, ability to drive profitable growth and build upon existing contracts and partnerships, operating momentum, financial visibility, sales pipeline, revenue growth, operating leverage and margin expansion in 2023 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," or variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the potential effects of negative publicity; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the company’s ability to maintain and enhance its brand; and the company’s ability to address the business and other impacts and uncertainties associated with macroeconomic factors, as well as other risk factors included in the company’s most recent annual report on Form 10-K and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About SoundThinking, Inc.

SoundThinking, Inc. (Nasdaq: SSTI) is a leading public safety technology company that combines data-driven solutions and services for law enforcement, civic leadership, and community assistance groups to drive more efficient, effective, and equitable public safety outcomes. Our SafetySmart™ platform includes ShotSpotter®, the leading acoustic gunshot detection system, CrimeTracer™, the foremost law enforcement search engine, CaseBuilder™, a one-stop investigation management system, and ResourceRouter™, software that directs patrol and community anti-violence resources to help maximize their impact. SoundThinking is trusted by more than 200 customers and 2000+ agencies worldwide and has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

SoundThinking, Inc.

+1 (510) 794-3100

astewart@soundthinking.com

Investor Relations Contacts:

Matt Glover

Gateway Group, Inc.

+1 (949) 574-3860

SSTI@gateway-grp.com

SoundThinking, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$22,075	$20,016	$42,695	$41,230
Costs
Cost of revenues	9,413	8,367	18,656	16,657
Impairment of property and equipment	—	—	72	—
Total costs	9,413	8,367	18,728	16,657
Gross profit	12,662	11,649	23,967	24,573

Operating expenses
Sales and marketing	7,443	5,794	13,291	11,370
Research and development	3,057	2,534	5,710	5,161
General and administrative	5,513	3,555	10,129	7,844
Change in fair value of contingent consideration	(999)	(3,437)	(1,005)	(3,437)
Total operating expenses	15,014	8,446	28,125	20,938
Operating income (loss)	(2,352)	3,203	(4,158)	3,635
Other income (expense), net
Interest income, net	52	7	106	15
Other expense, net	(53)	(200)	(91)	(253)
Total other income (expense), net	(1)	(193)	15	(238)
Income (loss) before income taxes	(2,353)	3,010	(4,143)	3,397
Provision for income taxes	344	—	344	—
Net income (loss)	$(2,697)	$3,010	$(4,487)	$3,397
Net income (loss) per share, basic	$(0.22)	$0.25	$(0.37)	$0.28
Net income (loss) per share, diluted	$(0.22)	$0.24	$(0.37)	$0.28
Weighted-average shares used in computing net income (loss) per share, basic	12,224,501	12,145,993	12,238,432	12,151,450
Weighted-average shares used in computing net income (loss) per share, diluted	12,224,501	12,309,701	12,238,432	12,304,767

SoundThinking, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$3,925	$10,479
Accounts receivable and contract asset, net	27,600	30,957
Prepaid expenses and other current assets	3,520	3,225
Total current assets	35,045	44,661
Property and equipment, net	21,848	21,988
Operating lease right-of-use assets	2,781	3,240
Goodwill	22,971	22,971
Intangible assets, net	25,198	27,318
Other assets	2,836	2,570
Total assets	$110,679	$122,748
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,324	$1,633
Deferred revenue, short-term	37,098	41,907
Accrued expenses and other current liabilities	9,387	9,965
Total current liabilities	47,809	53,505
Deferred revenue, long-term	1,897	1,813
Deferred tax liability	852	685
Other liabilities	2,058	5,800
Total liabilities	52,616	61,803
Stockholders' equity
Common stock	62	62
Additional paid-in capital	155,251	153,573
Accumulated deficit	(96,887)	(92,400)
Accumulated other comprehensive loss	(363)	(290)
Total stockholders' equity	58,063	60,945
Total liabilities and stockholders' equity	$110,679	$122,748